Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Franklin Covey Co.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139048, 333-131485, 333-123602, 333-128131, 333-38172, 333-34498, 333-89541, 033-73624, and 033-51314) on Forms S-3 and S-8 of Franklin Covey Co. of our report dated November 14, 2008, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2008, our report dated November 14, 2008 with respect to the related financial statement schedule, and our report dated November 14, 2008, except as to the restatement of the assessment of effectiveness of internal control over financial reporting for the material weakness related to product sales and inventory reserves, which is as of January 28, 2009, on the effectiveness of internal control over financial reporting as of  August 31, 2008, which reports appear in the August 31, 2008 annual report on Form 10-K of Franklin Covey Co. (as Restated).

KPMG LLP

Salt Lake City, UT
January 28, 2009